Exhibit 10.21

Translated from the Hebrew

Lior Kohavi

Employment Agreement

Made and entered into in Herzliya on May 16, 2013

Between

Commtouch Software Ltd.

Address: 1 Sapir Street, Herzliya

(hereinafter: the “Company”)

and

Name: Lior Kohavi

Identity No. 024966509

Address: 7 Ela Street, Ramat Hasharon

(hereinafter: the “Employee”)

Whereas The Company wishes to employ the Employee in the position of CTO, all in accordance with and subject to the provisions of this Agreement below;

Therefore, it is warranted, agreed and stipulated between the parties, as follows:

1.	Preamble and interpretation

1.1	The preamble to this Agreement constitutes an integral part hereof.

1.2	The section headings are for convenience only and shall not be used for the purpose of the interpretation of this Agreement.

1.3	Wherever the male gender is used, the female gender is also intended, as the case may be.

2.	Declarations of the parties

The parties declare and agree as follows:

2.1	This Agreement is personal and unique and governs the relationship between the Company and the Employee and no general and/or special collective agreement that applies to the employees of the Company, if any, will apply to the Employee.

2.2	This Agreement exhausts all payments and/or benefits and/or other terms of any sort to which the Employee is entitled from the Company and the Employee will not be entitled to any payment and/or benefit from the Company unless these have been expressly specified in this Agreement.

2.3	No practice between the Company and other employees, if any, and/or custom will apply to the relationship between the Employee and the Company unless expressly adopted under this Agreement and to the extent so adopted. If the Company grants any benefit or payment that has not been specified in this Agreement to the Employee in particular cases, its grant will not create a practice between the parties and/or obligate the Company in additional or other cases.

Translated from the Hebrew

3.	Description of the position

3.1	It is hereby agreed that the Employee will work at the Company and will be employed by the Company in the position. The Company will be entitled to change the tasks that the Employee will be required to perform in the framework of the position, as it deems fit at its sole discretion from time to time.

3.2	With respect to the performance of his role, the Employee will report to a manager on behalf of the Company and will act in accordance with his instructions, in accordance with the policies and procedures of the Company, whatever they may be from time to time.

4.	Salary

4.1	The Employee’s monthly salary will be NIS 49,600 gross (hereinafter: the “Base Salary”).

In addition, the Employee will be entitled to a global monthly payment for additional hours of work of NIS 12,400 gross (hereinafter: the “Overtime Payment”). Although not legally required to do so, the Company will pay the Overtime Payment to the Employee whether or not he has worked the extra hours during the month. If the Company will be required to pay an additional amount in respect of the additional hours, the Employee will repay the Company all of the amounts that the Company has paid as the Overtime Payment plus all social contributions paid in respect of that component.

Since the Employee will work in a position that requires a special level of personal trust, the Employee may be required to work in excess of standard working hours. In any event, the Employee will not be entitled to any additional payment in respect of additional hours beyond the Overtime Payment.

The Base Salary and the Overtime Payment will be referred to hereinafter as the “Salary.” The Salary includes a payment for travel expenses.

The Salary will be paid to the Employee on dates that will be determined by the Company, but no later than the ninth of every month in respect of the previous month.

4.2	The Salary will be updated in accordance with the provisions of the general collective agreements in the economy with respect to cost of living allowances.

4.3	The Employee agrees that the Company may deduct from his Salary the amounts that are deductible pursuant to the Salary Protection Law, 5718-1958.

Translated from the Hebrew

5.	Bonus plan

1.1	[sic] The Company intends to grant an annual bonus to the Employee in accordance with a plan that the Company will be entitled to update and change from time to time at its sole discretion.

1.2	The Employee will be entitled to the payment of a bonus that will be determined, inter alia, in accordance with his annual assessment, which will be based on criteria that are compatible with the terms of the bonus plan (see the bonus targets section).

1.3	In the first year of his employment, if the Employee has not worked a full financial year, the Bonus will be calculated in accordance with those parts of the year during which the Employee has actually worked.

1.4	An employee who has ceased to serve as an employee of the Company for any reason before the end of a financial year will not be entitled to receive payment of the bonus.

1.5	The payment of a bonus will not be deemed to be part of the salary and no social benefits will be paid in respect of it.

1.6	The payment of the bonus will be after the board of directors of the Company has approved the annual results of the Company.

1.7	The first bonus targets will be defined for the Employee during the first month of his employment in accordance with the MBO (Management By Objectives) model that is prevailing at the Company.

1.8	$20,000 will be granted to the Employee as a signing bonus for the first year of his employment at the Company and $20,000 for the second year of his employment at the Company. If the Employee leaves the Company before the end of one year from the date of the grant, he will refund the bonus to the Company on the day of his departure.

Bonus targets: 30% of annual salary: NIS 223,200

6.	Annual leave

6.1	The Employee will be entitled to 24 days of annual leave.

6.2	The Employee will coordinate his leave with his managers at the Company taking into consideration its needs.

7.	Sick leave

7.1	The Employee will be entitled to sick leave as prescribed by law against the provision of a certification of illness from a qualified doctor.

7.2	It is agreed between the parties that the sick leave is not redeemable whether during the period of employment or after the employment relationship has come to an end.

Translated from the Hebrew

8.	Convalescence pay

The Employee will be entitled to convalescence pay on the conditions and in the amounts prescribed by law.

9.	Social benefits – The Company will make National Insurance payments for you as prescribed by law.

You will be included within the managers’ insurance policy, as follows:

Managers’ insurance – The Company will pay an amount of 8.3% of the Salary (excluding supplements and/or benefits) into the policy for you in respect of the severance pay component. This amount will be distributed in accordance with the Employee’s instruction to the insurance agent on condition that it will not exceed 8.3% of your monthly salary. The Company will contribute an additional amount of 5% of your aforementioned monthly salary in respect of the pension payout component of the managers’ insurance policy on condition that an amount equal to 5% of your aforementioned monthly salary will be paid by you via the Company. In addition, the Company will make a monthly contribution for loss of earning capacity insurance in accordance with the practice of the Company and as derived from gross salary.

From the first day of your employment, a continuing education fund will be opened for you – the Company will contribute an amount of 7.5% of your monthly salary and will concurrently deduct an amount of 2.5% from your monthly salary for the continuing education fund, all up to the cap recognized by law.

In addition, the Company will pay to you as a special monthly bonus the difference (NIS 3471.6) between the contribution up to the cap (NIS 15,712 x 7.5%) and a full contribution (62,000 x 7.5%) on top of your Salary. This bonus will be cancelled if the Company decides to make a full contribution in respect of the continuing education fund for all employees of the Company.

10.	Hours of work

Your working hours ceiling is on the basis of 43 hours of work per week and your Salary will be global and the Company does not commit itself to a particular ceiling in respect of your hours. The ceiling in respect of your hours will be determined by the management of the Company in accordance with the needs of the Company, whatever they may be from time to time.

11.	The option plan of the Company

You will be entitled to 270,000 options subject to the approval of the executive committee of the Company. In accordance with the recommendation of your managers and subject to your achievements, you will be included in additional option plans of the Company.

Additionally, we will recommend that your option grant agreement include an acceleration of vesting provision in the event that the Company is the target of an acquisition by a third party i.e., 100% vesting if you are terminated as a result of the acquisition, and 50% at closing if you remain with the Company and 50% on the earlier of your one year anniversary of the acquisition on your termination by the successor company thereafter.

Translated from the Hebrew

12.	Vehicle – You are entitled to participate in the leasing program of the Company, which constitutes an integral part of this contract. Under the program, you will be able to use a company vehicle whereby the total monthly leasing cost will be set off from your gross salary, as appears in Section 4.

13.	Undertakings of the Employee

13.1	The Employee undertakes to dedicate his time, energy, capacity, knowledge and experience to his employment at the Company, as will be required of him, to work there faithfully and to act to the best of his ability to further the business and affairs of the Company.

13.2	The Employee will not receive any consideration or benefit from any party in connection with his employment at the Company, including from customers or suppliers of the Company, all whether directly or indirectly.

13.3	The Employee undertakes to notify the Company immediately of any matter or topic in which he has a personal interest and that might create a conflict of interest with his employment at the Company.

13.4	The Employee undertakes and declares that his signature of this Agreement and the performance of his role will not breach any previous express or implied undertaking of the Employee pursuant to any agreement and/or law.

14.	Commencement date of the employment

This Agreement is for an unspecified term commencing on June 1, 2013.

15.	Termination of the employment relationship

If either of the parties wishes to terminate this contract, it will be required to give 90 days’ prior written notice to the other party. Notwithstanding the foregoing, the Company will be entitled to terminate the Agreement immediately and to make a payment in lieu of notice. Notwithstanding the foregoing, until the end of the first three months of employment, the parties will be required to give notice pursuant to the Notice Law, 5761-2001. If such notice is given, whether by you or by the Company, the Company will be entitled to terminate your employment on the date of the provision of the notice or at any time thereafter provided that a notice payment is made.

This section will not apply if it transpires that you have breached this contract and/or acted dishonestly and/or disloyally toward the Company and/or you have been convicted of a crime involving moral turpitude and/or another crime, the circumstances of which are, from a moral perspective, such that the Company believes that your continued employment will cause damage to the Company. In these cases, the Company will be entitled to terminate your employment without notice and without your being entitled to severance pay. Upon notice of termination of your employment and/or upon the termination of your employment for any reason, you undertake, at the request of the Company, to hand over your position at the Company to a person whose identity will be determined by the Company in an orderly way to the satisfaction of the Company at the time and in the format that will be determined by the Company. If said handover of your position is requested after the expiry of the notice period and/or after the termination of your employment with the Company, as the case may be, you will be entitled to salary (without supplements) in respect of the days of work on which you perform your undertaking above.

Translated from the Hebrew

16.	The Employee will sign a confidentiality and non-compete declaration, as set forth in Appendix A.

17.	All of the rules and guidelines existing at the Company as of the date of this document and as may be amended and adjusted by the Company from time to time with respect to all or some of the employees of the Company, as the case may be, will also apply to the Employee and will be deemed to be part of the terms of this Agreement.

18.	This Agreement is personal and unique and governs the relationship between the Employee and the Company and exclusively prescribes the terms of his employment at the Company. No agreement, memorandum, understanding, promise, representation or practice or agreement whether made in writing and/or orally between the parties prior to this Agreement will be valid.

19.	The terms of this Agreement and the appendices thereto are confidential and include “Confidential Information,” as defined in Appendix A. Without derogating from that stated in Appendix A, you hereby undertake to protect the confidentiality of the Agreement and its particulars (including the terms of the employment of the Employee [at the] Company) and not to disclose them to any third party.

20.	The headings in this Agreement and its appendices are intended for convenience only and shall not be used in any way in the interpretation of the Agreement and its appendices.

21.	If it is determined that a provision or provisions of this Agreement and its appendices is/are unenforceable or invalid in anyway, this will not affect or derogate from the legality, validity and enforceability of the other provisions of this Agreement and its appendices.

22.	This offer will only receive the force of a binding agreement after you sign at the foot of this document and deliver it to your manager at the Company no later than May 14, 2013.

23.	Lior, we wish you and ourselves success on your new journey.

In witness whereof the parties set their hands hereunto:

/s/	/s/ Lior Kohavi
The Company	The Employee

Translated from the Hebrew

Appendix A

Confidentiality and Non-Competition

1.	For the purposes of this Appendix, “Confidential Information” means any information that is identified in any way as information of the Company that has been obtained by the Employee from the Company or during his employment at the Company or as a result of his position at the Company, directly or indirectly, in the past, present or future, in writing, orally and/or in any other way, including information that relates to the commercial and business activities of the Company and/or third parties that are connected with the Company in any way, professional, financial and marketing information, customer lists, work methods, procedures and information connected with an email project and information that is collected and/or accumulated by the Employee in connection with the above objectives, including information relating to the commercial and business activities of the Company and/or of third parties who are connected with the Company in any way.

2.	“Supplier” means a person, company, agency, partnership, governmental or other entity in Israel or outside of Israel that supplies and/or markets and/or sells and/or rents and/or leases and/or provides to and/or through the Company products and/or services and/or rights of any sort, directly or indirectly, including a person who provides to and/or through the Company a service and/or advice directly or indirectly, in Israel or outside of Israel in any of the areas of occupation of the Company.

3.	“Company” means Commtouch Software Ltd. and any subsidiary, affiliated and/or related company and any entity under its control.

4.	The Employee is aware and agrees that that stated in this Appendix is intended to protect the fair and legitimate interests of the Company and the Employee is aware of the importance of these clauses for the Company and its past and future business activity.

5.	Confidentiality

During the period of his employment, the Employee undertakes not to transfer or make use of Confidential Information of the Company other than in the framework of and for the Company, for the benefit and interests of the Company only, not to disclose or disseminate any Confidential Information of the Company, all whether directly or indirectly, to protect the confidentiality of everything related to the business and affairs of the Company, and not in any way to harm the reputation of the Company and/or the customer database of the Company. It is clarified that the undertaking in this subsection is not limited in time.

At all times after the termination of the employment of the Employee at the Company, the Employee undertakes not to transfer or make use of Confidential Information of the Company, not to disclose or disseminate any Confidential Information of the Company, all whether directly or indirectly, to protect the confidentiality of everything related to the business and affairs of the Company and not in any way to harm the reputation of the Company and/or the customer database of the Company. It is clarified that the undertaking in this subsection is not limited in time.

Translated from the Hebrew

The Employee undertakes to take maximum precautions to prevent the Confidential Information becoming known or reaching any third party.

Without derogating from the generality of the foregoing, the Employee undertakes not to remove from the offices of the Company any item and/or document and/or product and/or material and/or Confidential Information that comes into his possession in the framework of his employment at the Company, including any prepared by him during his employment at the Company and/or in connection with it and/or its business and/or plans other than in the framework of his position.

The Employee will not copy and/or allow others to duplicate, photocopy [or] print the Confidential Information and/or perform any other form of copying of it other than in the framework of his position at the Company.

The Employee declares that all of the documents and/or products and/or software and/or any other item that comes to the Employee in the framework of his employment at the Company will, at all times, be the full and exclusive property of the Company, and the Employee waives any right of lien or pledge in such document and/or item. For the avoidance of doubt, the foregoing includes photocopies and/or copies of such documents.

Immediately upon the termination of the employment of the Employee at the Company for any reason, the Employee will return to the Company all Confidential Information and/or all material of the Company that is in his possession, if any.

6.	Inventions in the course of employment

The Employee hereby warrants and undertakes that any invention, discovery, development and/or idea and/or sample and/or model and/or program and/or algorithm (hereinafter: the “Employment Invention”) that is made and/or developed during and/or as a result of his employment at the Company whether himself and whether together with others will exclusively belong to the Company and he has, and will have, absolutely no rights of any sort in respect of them. Without derogating from the foregoing, the Employee hereby conveys and transfers to the Company in advance any such right, if and when such right arises. Nothing stated in this section derogates from the provisions of any law. The salary paid to the Employee by the Company is and will be the full and final consideration for any right in such Employment Invention.

The Employee undertakes to notify the Company immediately upon any invention, development, improvement and methods that relate in any way to the business of the Company. The Employee also undertakes to sign any document that may be required for the Company and/or others on its behalf and at any time that may be required to protect the Employment Invention and/or to transfer it to the Company in accordance with this document.

The Employee undertakes and confirms that his inventions, alone and/or together with others, before the commencement of his employment at the Company are those listed as follows and that he has no others.

Translated from the Hebrew

7.	Non-competition

During the period while the Employee is employed at the Company, the Employee undertakes [to] the Company not to engage in any matter related to emails for the Internet of any sort and not to compete in any way or form with the Company, not to work and/or engage in any additional occupation that may harm the Company and/or the performance of his role whether directly or indirectly, including not to enter into commercial relationships, directly or indirectly, with the customers and/or Suppliers of the Company with respect to any product and/or service that the Company markets or provides.

During the period of 6 months after the termination of his employment at the Company (hereinafter: the “Additional Period”) the Employee undertakes not to engage in any matter connected in any way with anti-spam of any sort and not to compete in any way or form in any of the areas of business of the Company that was connected with him directly, not to enter into commercial relationships directly or indirectly with the customers and/or Suppliers of the Company with respect to any product and/or service that the Company markets or provides.

During the Additional Period, the Employee will not work directly and/or indirectly for one of the customers and/or agents and/or Suppliers and/or distributors of the Company with which he has a direct relationship [such as will involve] competition with the Company and/or harm to its interests and/or the disclosure of trade secrets and/or Confidential Information of the Company.

During the Additional Period, the Employee will not, for any reason, engage in any occupation and provide any service that may put him in competition or in a conflict of interest with the Company unless the Company has given its prior written consent to this.

8.	Each of the provisions of this Appendix is independent and separate and adds an obligation to and is cumulative with the other provisions of this Appendix.

9.	The provisions of this document do not derogate from the provisions of any law but supplements them.

May 19, 2013	Lior Kohavi, /s/ Lior Kohavi
Date	Name and Signature of the Employee

Translated from the Hebrew

Amendment to Section 15 of the Employment Contract dated May 16, 2013

Between Lior Kohavi, Identity No. (hereinafter: the “Employee”) 024966509 and Cyren Ltd. (formerly Commtouch Software Ltd.) (hereinafter: the “Company”)

The details of the amended section are as follows:

If either of the parties wishes to terminate this contract, it will be required to give 90 days’ prior written notice to the other party. Notwithstanding the foregoing, the Company will be entitled to terminate the Agreement immediately and to make a payment in lieu of notice. Notwithstanding the foregoing, until the end of the first three months of employment, the parties will be required to give notice pursuant to the Notice Law, 5761-2001. If such notice is given, whether by you or by the Company, the Company will be entitled to terminate your employment on the date of the provision of the notice or at any time thereafter provided that a notice payment is made. On the expiry of your employment and subject to the provisions of any law, the Company will release the managers’ insurance policy [and] continuing education fund, including the contributions to severance pay in the fund, to you.

On the expiry of your employment and subject to the provisions of any law, the Company will release the managers’ insurance policy [and] continuing education fund, including the contributions to severance pay in the fund, to you. Notwithstanding the foregoing and without derogating from the provisions of any law, the Company reserves the right not to transfer the severance pay that has accumulated in the managers’ insurance policy/pension to the Employee if he has not completed a period of 12 consecutive months of employment.

This section will not apply if it transpires that you have breached this contract and/or acted dishonestly and/or disloyally toward the Company and/or you have been convicted of a crime involving moral turpitude and/or another crime, the circumstances of which are, from a moral perspective, such that the Company believes that your continued employment will cause damage to the Company. In these cases, the Company will be entitled to terminate your employment without notice and without your being entitled to severance pay. Upon notice of termination of your employment and/or upon the termination of your employment for any reason, you undertake, at the request of the Company, to hand over your position at the Company to a person whose identity will be determined by the Company in an orderly way to the satisfaction of the Company at the time and in the format that will be determined by the Company. If said handover of your position is requested after the expiry of the notice period and/or after the termination of your employment with the Company, as the case may be, you will be entitled to salary (without supplements) in respect of the days of work on which you perform your undertaking above.

The rest of the sections of the Agreement will remain unchanged.

Signed:

/s/ Lior Kohavi
The Employee
/s/ Commtouch Software Ltd.
The Company